UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 20, 2012

Ralcorp Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-12619	43-1766315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

800 Market Street

St. Louis, Missouri 63101

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code (314) 877-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Facility

On January 20, 2012, Ralcorp Holdings, Inc. (“Ralcorp” or the “Company”) entered into a $775 million Credit Agreement (the “2012 Credit Facility”) with Barclays Bank PLC, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the lenders and other agents party thereto. Barclays Capital Inc. and J.P. Morgan Securities LLC served as joint lead arrangers and joint bookrunners. The 2012 Credit Facility provides for a $775 million term loan which will be repaid on or before April 19, 2012. Borrowings under the 2012 Credit Facility bear interest at LIBOR or, at Ralcorp’s option, an Alternate Base Rate (as defined in the 2012 Credit Facility), plus a margin, ranging from 1.50% to 2.00% for LIBOR-based loans and from 0.50% to 1.00% for Alternate Base Rate-based loans, depending upon Ralcorp’s debt ratings.

The proceeds of the term loan under the 2012 Credit Facility have been used by Ralcorp for general corporate purposes, including the repayment of Ralcorp’s or its subsidiaries’ outstanding indebtedness.

Ralcorp’s obligations under the 2012 Credit Facility are unconditionally guaranteed by each of its existing and subsequently acquired or organized domestic subsidiaries that is required to guarantee its obligations under Ralcorp’s Credit Agreement, dated as of July 27, 2010, by and among Ralcorp, JPMorgan Chase Bank, N.A., individually and as administrative agent, and certain other financial institutions, as amended on October 3, 2011 by that certain Amendment No. 1 to Credit Agreement . The 2012 Credit Facility is secured by the pledge of 65% of the equity interests of Ralcorp’s first-tier material foreign subsidiaries.

The 2012 Credit Facility contains customary reporting covenants, including, without limitation, relating to financial reporting, notices of default and adverse developments, ERISA notices, and other information. The 2012 Credit Facility also contains customary affirmative covenants, including, without limitation, relating to use of proceeds, conduct of business, payment of taxes, maintenance of insurance, compliance with laws and material contractual obligations, maintenance of properties, inspections, environmental matters, addition of subsidiary guarantors, pledging of equity of material foreign subsidiaries, and payment of obligations.

The 2012 Credit Facility also contains customary financial and negative covenants, including, without limitation, restrictions on certain preferred stock and dividends, indebtedness, mergers and fundamental changes, sale of assets, sale of accounts, investments and purchases, contingent obligations, liens, transactions with affiliates, subordinated indebtedness, changes in corporate structure or fiscal year, inconsistent agreements, ERISA compliance, restricted payments, swap agreements, sale and leaseback transactions, and holding company covenants.

The 2012 Credit Facility provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or acceleration of, certain other material indebtedness, certain events of bankruptcy and insolvency, the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $35,000,000, change in control, and certain ERISA events. Upon the occurrence of an event of default, the administrative agent may, and at the request of 51% in principal amount of lender commitments under the 2012 Credit Facility will, cause the maturity of the term loan to be accelerated. Certain events of bankruptcy and insolvency will cause automatic acceleration of the maturity of the loans made pursuant to the 2012 Credit Facility. The 2012 Credit Facility also includes customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including customary gross-up provisions).

The description of the terms of the 2012 Credit Facility set forth above is only a summary of certain of the material terms thereof, and such description is qualified in its entirety by reference to the form of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Some of the lenders under the 2012 Credit Facility and/or their affiliates have or may have had various relationships with Ralcorp and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, and letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with its entry into the 2012 Credit Facility as disclosed in Item 1.01 of this Current Report on Form 8-K, Ralcorp repaid all $550 million outstanding under and terminated the Credit Agreement, dated as of October 3, 2011 (the “2011 Credit Agreement”), among Ralcorp, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto. There were no material early termination penalties incurred as a result of the termination of the 2011 Credit Agreement. For a description of the 2011 Credit Facility, see the Company’s Current Report on Form 8-K filed on October 4, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated by reference herein.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Items 1.01 and 1.02 are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index to this report, which Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 24, 2012	Ralcorp Holdings, Inc. (Registrant)

	By:	/s/ Scott Monette
Scott Monette
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated January 20, 2012, among Ralcorp and the lenders referred to therein.